Exhibit 99.1

PART I

Item 1.  Business

General

We are a global design, marketing and distribution company that specializes in consumer fashion accessories. Our principal offerings include an extensive line of men’s and women’s fashion watches and jewelry, handbags, small leather goods, belts, sunglasses, soft accessories and select apparel. In the watch and jewelry product categories, we have a diverse portfolio of globally recognized owned and licensed brand names under which our products are marketed. Our products are distributed globally through various distribution channels, including wholesale in countries where we have a physical presence, direct to the consumer through our retail stores and commercial websites and through third-party distributors in countries where we do not maintain a physical presence. Our products are offered at varying price points to meet the needs of our customers, whether they are value-conscious or luxury oriented. Based on our extensive range of accessory products, brands, distribution channels and price points, we are able to target style-conscious consumers across a wide age spectrum on a global basis.

Domestically, we sell our products through a diversified distribution network that includes department stores, specialty retail locations, specialty watch and jewelry stores, Company-owned retail and outlet stores, mass market stores and through our FOSSIL® website. Our wholesale customer base includes, among others, Dillard’s, JCPenney, Kohl’s, Macy’s, Neiman Marcus, Nordstrom, Saks Fifth Avenue, Target and Wal-Mart. In the United States (“U.S.”), our network of Company-owned stores included 153 retail stores located in premier retail sites and 143 outlet stores located in major outlet malls as of January 3, 2015. In addition, we offer an extensive collection of our FOSSIL brand products through our website at www.fossil.com, as well as proprietary and licensed watch and jewelry brands through other managed and affiliate websites.

Internationally, our products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in approximately 150 countries worldwide through 25 Company-owned foreign sales subsidiaries and through a network of over 60 independent distributors. Our products are offered on airlines and cruise ships and in international Company-owned retail stores. Internationally, our network of Company-owned stores included 197 retail stores and 100 outlet stores as of January 3, 2015. Our products are also sold through licensed and franchised FOSSIL retail stores, retail concessions operated by us and kiosks in certain international markets, as well as our websites in certain countries.

We are a Delaware corporation formed in 1991 and are the successor to a Texas corporation formed in 1984. In 1993, we completed an initial public offering of 13,972,500 shares of our common stock. Domestically, we conduct a majority of our operations through Fossil Partners, L.P., a Texas limited partnership formed in 1994 of which we are the sole general partner. We also conduct operations domestically and in certain international markets through various owned subsidiaries. Our principal executive offices are located at 901 S. Central Expressway, Richardson, Texas 75080, and our telephone number at that address is (972) 234-2525. Our European headquarters is located in Basel, Switzerland, and our Asia headquarters is located in Hong Kong. Our common stock is traded on the NASDAQ Global Select Market under the trading symbol FOSL. We make available free of charge through our website at www.fossilgroup.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the U.S. Securities and Exchange Commission (“SEC”). You may also obtain any materials we file with, or furnish to, the SEC on its website at www.sec.gov.

Business segments

Our operations and financial reporting are primarily divided into three distinct geographic segments: (i) Americas; (ii) Europe; and (iii) Asia. Each segment includes wholesale, retail, e-commerce and catalog activities based on the geographic location of those activities. Except to the extent that differences between operating segments are material to an understanding of our business taken as a whole, the description of our business in this report is presented on a consolidated basis. Corporate expenses include certain administrative, legal, accounting, technology support costs, equity compensation costs, payroll costs attributable to executive management, brand management, product development, art, creative/product design, marketing, strategy, compliance and back office supply chain expenses. For financial information about our operating segments and geographic areas, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in Part II, Item 7 and Note 18. Major Customer, Segment and Geographic Information to our consolidated financial statements set forth in Part II, Item 8 of this Annual Report on Form 10-K.

Business strengths

We believe that we have several business strengths which allow us to differentiate ourselves and achieve our key operating and financial goals. These business strengths include:

Brand strength.  We believe a brand’s image, individuality, consistency and connection with its customers is paramount in building and sustaining the brand. We believe that our FOSSIL brand name is recognized on a global basis as a vintage-inspired aspirational lifestyle brand with a focus on fashion accessories. The FOSSIL brand has developed from its origin as a watch brand to encompass other accessory categories, including handbags, belts, small leather goods, jewelry, soft accessories, sunglasses and clothing. We believe the FOSSIL brand is one of our most valuable assets, serves as a foundational piece of our business and remains very marketable across product lines, geographic areas and distribution channels. Since our inception in 1984, we have continued to develop, acquire or license other nationally or internationally recognized brand names, such as ADIDAS®, ARMANI EXCHANGE®, BURBERRY®, DIESEL®, DKNY®, EMPORIO ARMANI®, KARL LAGERFELD®, MARC BY MARC JACOBS™, MICHAEL KORS®, MICHELE®, RELIC®, SKAGEN®, TORY BURCH® and ZODIAC®, in order to appeal to a wide range of consumers. Our industry is highly competitive and subject to changing preferences in style, taste and price points. The success of our business model depends upon offering a wide range of branded products that appeal to the various tastes and fashion preferences of our customers. We must also maintain the relevance of these products by continually anticipating customer needs and desires as they relate to both the brands and categories of products we offer. We have teams of designers and brand specialists assigned to each of our brands. The objectives of these designers and brand specialists are to immerse themselves in their assigned brand and product area, identify their customers’ preferences, interpret global fashion trends and develop style-right offerings to generate volume purchasing. By owning the vast majority of our global distribution, we are also able to create and execute consistent pricing strategies and brand image presentations that protect and enhance our proprietary brands and those of our licensors.

Licensing strength.  Since 1997, we have attracted highly recognized and respected brand names to license within our watch and jewelry portfolios. We believe we attract such quality brands due to our ability to provide them with access to our global design, production, distribution and marketing infrastructure. As a result of our vertical integration, we, unlike many of our competitors, can offer an integrated solution to launch or increase an accessory category presence on a worldwide basis in a consistent, timely and focused manner. All of our major licensing relationships are exclusive to us and the licensors, which substantially minimizes risks to the licensor associated with dealing with multiple licensees in different geographic regions. Additionally, in order to develop a broader relationship and maintain brand consistency across the accessory categories, we have broadened our infrastructure, allowing us to expand our licensing activities to products beyond the watch category, including our DIESEL, DKNY, EMPORIO ARMANI and MICHAEL KORS jewelry product lines.

Breadth of brands and retail price points.  Through the multiple brands we distribute, we have developed a broad spectrum of retail price points. Within our watch collections, core retail price points vary from approximately $7 in the mass market channel up to retail price points of $4,990 in the luxury distribution channel, although the majority of our collections focus on price points ranging from $85 to $600. The breadth of our brands allows us to anchor a brand to a given price point range and distribution channel, thereby maintaining a consistent brand image while focusing on the quality/value relationship important to the customer and not diluting the brand through overlapping distribution channels. The breadth of price points allows us to cater to various age and income groups while continuing to participate in sales consistently, regardless of a shift in income or the price/value preferences of our customers.

International penetration.  Since our initial public offering in 1993, we have continued to extend our reach beyond the U.S. by forming and acquiring internationally-based subsidiaries, licensing and developing internationally recognized brands and investing in the growth of our business within many major countries of the world. For fiscal years 2014, 2013 and 2012, 54.7%, 53.2% and 52.6% of our consolidated net sales were generated outside of the U.S., respectively.

Breadth of distribution channels.  Our products are sold through multiple distribution channels including department stores, specialty retail stores, specialty watch and jewelry stores, mass market stores, cruise ships, airlines, Company-owned retail stores, licensed and franchised FOSSIL stores, retail concessions operated by us and e-commerce sites. As we expand our presence in existing distribution channels and add new distribution channels, as well as develop new product lines and expand our geographic reach, our revenues have become less dependent on any one distribution channel or geographic region. Our Company-owned retail stores, websites and catalog venues allow us to enhance the related brand image by offering a targeted message to the customer, showcasing the array of product availability, influencing the merchandising and presentation of the products and testing new product introductions.

In-house creative team.  Since our inception, we have developed a talented pool of creative individuals who design our retail stores, websites, products, packaging, graphics, presentation displays and marketing materials, allowing us to deliver a unique and cohesive style and image for each of our brands. We believe our emphasis on constant innovation and distinctive design has made us a leader in the branded accessory category. The breadth of talent and vertical integration of our design teams allows us to minimize the need for, and associated expense of, outside creative talent and advertising agencies.

International sourcing.  The vast majority of our products are sourced internationally. Most watch product sourcing from Asia is coordinated through our Hong Kong subsidiary, Fossil (East) Limited (“Fossil East”). During fiscal 2014, approximately 57% of our non-Swiss made watch production was assembled through wholly or majority owned factories. This vertical integration of our business allows for better flow of communication, consistent quality, product design protection and improved supply chain speed, while still allowing us to utilize non-owned production facilities for their unique capabilities and to cover production needs over internal capacities. Establishing our watch assembly facilities near the component manufacturers also allows us to operate a more efficient supply chain. We have also been successful in leveraging our jewelry production needs through our watch assembly factory infrastructure. Our other accessory and apparel products are purchased from many third-party manufacturers with whom we have long-standing relationships and, in the case of our leathers business, we typically represent a meaningful portion of their businesses.

Operating cash flow.  Our business model has historically generated strong operating cash flows, including $387.9 million in fiscal year 2014, and $1.3 billion and $1.7 billion over the past three fiscal years and five fiscal years, respectively. This strong cash flow has allowed us to fund capital expenditures, Company-owned retail store growth, product line expansions, common stock repurchase programs and acquisitions.

Information systems.  Operating and managing a global company requires sophisticated and reliable management information systems to assist in the planning, order processing, production and distribution functions and accounting of each relevant business. We mainly operate an SAP Enterprise Resource Planning system (“ERP”) in the U.S. and most of Europe. For our subsidiaries in Asia, we operate Microsoft’s Dynamics Navision Enterprise Resource Planning System (“Navision”). Our e-commerce platform is based on IBM’s WebSphere Commerce platform and we continued to invest in other parts our e-commerce infrastructure, which will allow us to leverage the success of our U.S.-based web business across many of the countries where we currently distribute products. We have also implemented SAP’s IS Retail platform combined with the WINCOR point-of-sale and the SAP point-of-sale systems to improve our ability to manage our growing Company-owned retail stores globally. Our products are principally distributed from three primary warehouses, one located in Texas near our headquarters, one located in southern Germany and the other located in Hong Kong. Our facilities in Texas and Germany utilize sophisticated automated material handling equipment and software designed to improve accuracy, speed and quality in our warehousing operations.

During fiscal year 2014, we implemented the following financial software solutions from Oracle Corporation: Hyperion Financial Management, Essbase and Hyperion Planning. This software was implemented to increase the overall efficiency of our consolidation and financial reporting process, provide an analytical application to view and interpret data, and to improve predictability in the budgeting and forecasting process.

Growth strategy

In order to expand our global market share in a profitable manner, we continually establish and implement business initiatives that we believe will build brand equity, increase revenues and improve profitability across three distinct areas of the business—FOSSIL, SKAGEN and our multi-brand watch portfolio. Our strategy for growing the business includes the following:

FOSSIL.  Realizing the full potential of this vintage American lifestyle brand is a key element of our long-term growth strategy. Our goal is to continue to grow the brand through innovation and increasing global awareness.

SKAGEN.  Growing SKAGEN into a multi-category lifestyle brand by leveraging the Fossil Group infrastructure, proving a unique brand experience and delivering great Danish-inspired product is an important element of our long-term growth strategy.

Portfolio.  Our multi-brand watch portfolio is a powerful tool enabling us to gain share in the growing global watch market. Our innovation, design, supply chain and global distribution network provide us the opportunity to work with lifestyle brands around the world and position them across a broad spectrum of market segments. Our goal is to employ all of our strategic advantages to realize the full potential of our brands.

Global Diversification.  International expansion and gaining market share are key elements in expanding the distribution of our brands. We have continued to increase our penetration of the international market by building brand name recognition, broadening the selection of merchandise through existing distribution channels by introducing new products or brands, extending product categories under our existing portfolio of brands, purchasing former distributors to gain increased control over international businesses, establishing owned, franchised or licensed retail stores, expanding into retail concessions operated by us and entering new geographic markets through owned subsidiary or third-party distributor relationships. For example, on December 31, 2012, we acquired substantially all the assets of our largest third-party distributor, Bentrani Watches, LLC. Bentrani was a distributor of watch products in 16 Latin American countries and was based in Miami, Florida. Additionally, effective January 1, 2013, we assumed control over the board of directors and day-to-day management of Fossil, S.L. (“Fossil Spain”). The results of Fossil Spain have been included in our consolidated financial statements since January 1, 2013.

Leverage existing infrastructure.  We have built our design, marketing, assembly and distribution infrastructure to allow us to manage and grow our businesses. As we continue to develop additional products, acquire or license additional brands and seek additional businesses to complement our existing offering, we believe we will be able to leverage our infrastructure and continue to increase the efficiency of our operations over the long-term.

Extend product categories of existing brands.  We frequently introduce new accessory product categories within our existing proprietary and licensed brands to further leverage our branded portfolio. For example, we introduced jewelry collections under the DIESEL, DKNY, EMPORIO ARMANI, FOSSIL and MICHAEL KORS brands after first establishing a market for the brands in watches. Wearable technology is an opportunity to extend the reach of our brands and offer customers new functionality with accessories, including jewelry and smart watches. While this is an emerging / new category, we anticipate developing capabilities in conjunction with our partnerships with Google and Intel ahead of releasing new products in 2015.

Introduce new brands.  We have introduced new brands through the development or acquisition of proprietary brands and licensing agreements related to recognizable global fashion lifestyle brands to attract a wide range of consumers with differing tastes and lifestyles. Our current portfolio of proprietary and licensed watch brands allows us to compete for market share from the luxury branded market to the mass market level. In 2011, we entered into an exclusive global licensing agreement with Karl Lagerfeld for watches, which launched globally in the first quarter of 2013. In April 2012, we completed the acquisition of Skagen Designs, Ltd. (“Skagen Designs”) and certain of its international subsidiaries. Skagen Designs is an international company offering contemporary Danish design accessories including watches, jewelry, sunglasses and clocks. In February 2013, we announced an exclusive global licensing agreement with Tory Burch for watches, which we launched globally in the third quarter of 2014.

Expand retail locations.  Historically, we have expanded our Company-owned retail and outlet locations each year. Distribution through our Company-owned retail stores has allowed us to raise awareness of the FOSSIL brand and showcase a broad assortment of FOSSIL branded products in a warm and inviting atmosphere. Our FOSSIL retail stores, combined with our FOSSIL branded catalogs and website, have continued to build brand equity, present a consistent brand image, influence the merchandising and presentation of our products at other retailers and have allowed us to test new product categories and designs. With the level of awareness we have achieved for the FOSSIL brand worldwide and the expansion of product categories offered under the brand, we have been able to accelerate our FOSSIL retail store growth. Of the 593 Company-owned retail stores open as of January 3, 2015, 469 of these stores are FOSSIL branded stores. We also sell certain of our proprietary and licensed watch products, as well as upscale watch brands of other companies, such as Citizen and Swiss Army, at our Company-owned Watch Station International full-price retail and outlet stores. As of January 3, 2015, we operated 99 Watch Station International stores. We plan to open approximately 44 to 55 additional stores in fiscal 2015, depending upon available retail locations and lease terms that meet our requirements, the majority of which will be our FOSSIL full-price accessory and outlet concepts. During fiscal 2015, we also expect to close approximately 40 stores.

Operating strategy

Fashion orientation and design innovation.  We are able to market our products to consumers with differing tastes and lifestyles by offering a wide range of brands and product categories at varying price points. We attempt to stay abreast of emerging fashion and lifestyle trends affecting accessories and clothing, and we respond to these trends by making adjustments in our product lines several times each year. We differentiate our products from those of our competitors principally through innovations in fashion details, including variations in both the materials and treatments used for dials, crystals, cases, straps and bracelets for our watches, and innovative treatments and details in our other accessories.

Coordinated product promotion.  We internally coordinate product design, packaging, advertising, websites, catalogs and in-store presentations to effectively communicate to our target markets the themes and images associated with our brands. For example, many of our watch products and certain of our accessory products are packaged in metal tins decorated with designs consistent with our marketing strategy and product image. In certain parts of the world, we market our non-watch fashion accessory lines through the same distribution channels as our watch lines, using similar in-store presentations, graphics and packaging.

Captive suppliers.  The three entities that assemble the majority of our Asia watch production volume are majority owned by us. In addition, although we do not have long-term contracts with our unrelated accessory manufacturers, we maintain long-term relationships with several manufacturers. These relationships developed due to the significant length of time we have conducted business with the same manufacturers. We believe that we are able to exert significant operational control with regard to our principal watch assemblers because of our level of ownership and long standing relationships. In addition, we believe that the relative size of our business with non-owned watch manufacturers gives us priority within their production schedules. Furthermore, the manufacturers understand our quality standards, which allow us to produce quality products and reduce the delivery time to market, improving overall operating margins.

Actively manage retail sales.  We manage the retail sales process with some of our wholesale customers by monitoring consumer purchases and retail inventory levels by product category and style, primarily through electronic data interchange, and by assisting some of our wholesale customers in the conception, development and implementation of their marketing programs. Through our merchandising unit, we work with some retailers to ensure that our products are properly stocked and displayed in accordance with our visual standards. As a result, we believe we enjoy close relationships with some of our principal wholesale customers, often allowing us to influence the mix, quantity and timing of their purchasing decisions.

Centralized distribution.  We distribute substantially all of our products sold in North America from our warehouse and distribution centers located in Texas. In Europe, we distribute our products primarily through our warehouse and distribution center located in Germany. In Asia, we primarily distribute our products through our distribution warehouse located in Hong Kong and through smaller distribution warehouses in those countries where we maintain a physical presence. We believe our centralized distribution capabilities in the U.S. and Europe enable us to reduce inventory risk, increase flexibility in achieving delivery requirements of our customers and maintain cost advantages as compared to our competitors.

Industry overview

Watch products

We believe that the current market for watches generally can be divided into four segments. One segment of the market consists of fine watches characterized by internationally known brand names such as Audemars Piguet, Cartier, Omega, Patek Philippe, Piaget and Rolex. Watches offered in this segment are usually made of precious metals or stainless steel and may be set with precious gems. These watches are almost exclusively manufactured in Switzerland and are sold by trade jewelers and in the fine jewelry departments of better department stores and other purveyors of luxury goods at retail prices ranging from $4,000 to in excess of $20,000. Selected limited editions of our BURBERRY and MICHELE lines compete in this market. A second segment of the market consists of fine premium branded and designer watches produced in Switzerland and the Far East such as Gucci, Movado, Raymond Weil, Seiko, TAG Heuer and Tissot. These watches are sold at retail prices generally ranging from $495 to $4,000. Our BURBERRY, EMPORIO ARMANI, EMPORIO ARMANI Swiss, FOSSIL Swiss, MICHELE, TORY BURCH and ZODIAC lines generally compete in this market segment. A third segment of the market consists of watches sold by mass marketers, which typically consist of digital and analog watches manufactured in the Far East. Well-known brands in this segment include Armitron, Casio and Timex. Retail prices in this segment range from $7 to $60. We compete in this segment through the design and production of private label watch products for Target and Wal-Mart.

The fourth segment of the market consists of moderately priced watches characterized by contemporary fashion and well known fashion brand names. Moderately priced watches are typically produced in China or Hong Kong and are sold by department stores and specialty stores at retail prices ranging from $60 to $1,000. This market segment is targeted by us with our FOSSIL, RELIC and SKAGEN lines and by our principal competitors, including the companies that market watches under the Anne Klein II, Guess?, Kenneth Cole and Swatch brand names, whose products attempt to reflect emerging fashion trends in accessories and clothing. Our ARMANI EXCHANGE, DIESEL, DKNY, KARL LAGERFELD, MARC BY MARC JACOBS, and MICHAEL KORS lines generally compete in this segment as well. We compete in the sports specialty area of this segment with our ADIDAS line of women’s and men’s sport timepieces. We believe that a number of consumers regard branded fashion watches not only as timepieces, but also as fashion accessories, and that has historically resulted in consumers owning multiple watches that may differ significantly in terms of style, features and cost.

Watches typically utilize either a mechanical or quartz-analog movement to maintain their time keeping function. Mechanical watches utilize intricate arrangements of wheels, jewels and winding and regulating mechanisms to keep time, while quartz-analog watches are precisely calibrated to the regular frequency of the vibration of a quartz crystal powered by a battery. Although quartz-analog movements typically maintain their time keeping functions more precisely than mechanical movements, mechanical movements are prized for their craftsmanship and are generally associated with high-end luxury timepieces.

Fashion accessories

In addition to watches, the fashion accessories market also includes an array of products such as small leather goods, handbags, belts, sunglasses, neckwear, jewelry and gloves. We believe that a number of consumers view accessories as fashion statements, and as a result, purchase brand name, quality items that complement other fashion items. These fashion accessory products are generally marketed through department stores, specialty retailers and mass merchandisers, depending upon price and quality. Higher price point items include products offered by fashion names such as Louis Vuitton and Prada.

Moderately priced fashion accessories are typically marketed in department stores and are characterized by contemporary fashion and well-known brand names at reasonable price points, such as our FOSSIL and RELIC brands. We currently offer small leather goods, handbags, belts, sunglasses and soft accessories for both men and women through department stores and specialty retailers in the moderate to upper-moderate price ranges. Our competitors in this market include companies such as Coach, Guess?, Kenneth Cole, Liz Claiborne and Nine West. In addition, we currently offer fashion jewelry sold under the DIESEL, DKNY, EMPORIO ARMANI, FOSSIL, MICHAEL KORS and SKAGEN brands.

Our products

We design, develop, market and distribute fashion accessories, including limited apparel, belts, handbags, jewelry, small leather goods, sunglasses, soft accessories and watches under proprietary and licensed brand names. Additionally, we manufacture or distribute private label brands as well as branded products we purchase for resale in certain of our non-FOSSIL retail stores. The following table sets forth certain information with respect to the breakdown of our net sales and percentage of growth between proprietary, licensed and other brands for the fiscal years indicated (in millions, except for percentage data).

	Fiscal Year
	2014		2013		2012
	Dollars	% Growth	Dollars	% Growth	Dollars

Proprietary	1,516.7	0.9	1,503.2	6.8	1,407.0
Licensed	1,876.7	14.0	1,646.2	21.4	1,355.5
Other	116.3	5.2	110.6	16.4	95.0
Total	$3,509.7	7.7%	$3,260.0	14.1%	$2,857.5

Watch products

We offer an extensive line of branded lifestyle watches under our proprietary brands and, pursuant to license agreements, under some of the most prestigious brands in the world. Sales of watches for fiscal years 2014, 2013 and 2012 accounted for approximately 78.0%, 77.1% and 74.9%, respectively, of our consolidated net sales.

Proprietary brands.  The following table sets forth information about our primary proprietary brand watches:

Brand	Suggested Retail Price Point Range	Primary Distribution Channels
FOSSIL	$75 - 995

U.S. department stores (Belk, Dillard’s, Macy’s and Nordstrom), U.S. specialty retailers (The Buckle), better European department stores (Debenhams, El Corte Ingles, Galeries Lafayette, Harrod’s, House of Fraser, Karstadt, Kaufhof and Printemps), better European specialty stores (Christ, Ernest Jones, Goldsmith, H. Samuel, Histoire d’Or as, and Louis Pion), Canadian department stores (Hudson Bay), Australian department stores (Myers), Chinese department stores (Sogo), independently-owned watch and jewelry stores worldwide, www.amazon.com, www.fossil.com, www.watchstation.com, our catalog and Fossil stores worldwide

MICHELE	$295 - 4,990	U.S. department stores (Bloomingdales, Neiman Marcus, Nordstrom and Saks Fifth Avenue), watch specialty stores, jewelry stores, www.michele.com and www.watchstation.com
RELIC	$60 - 150	U.S. department stores (JCPenney, Kohl’s, Sears and Stage Stores) and www.relicbrand.com
SKAGEN	$95 - 275

U.S. department stores (Belk, Bloomingdales, Bon Ton, Dillard’s, Lord and Taylor, Macy’s, Nordstrom and Von Maur), U.S. specialty and independent retailers, U.S. military, better European department stores (Galeries Lafayette, House of Fraser, Karstadt and Kaufhof), European specialty stores (Christ) and independent retailers, Asian specialty stores (City Chain, On Time and Tic Tac) and independent retailers, Company-owned stores (Skagen, Watch Station International retail stores and outlets), www.watchstation.com and www.skagen.com

ZODIAC	$795 - 1,395	Watch specialty jewelry stores worldwide, www.nordstrom.com, www.amazon.com and www.watchstation.com

Licensed brands.  We have entered into multi-year, worldwide exclusive license agreements for the manufacture, distribution and sale of watches bearing the brand names of certain globally recognized fashion companies. The following table sets forth information with respect to our primary licensed watch products:

Brand	Suggested Retail Price Point Range	Expiration Date	Primary Distribution Channels
ADIDAS	$50 - 195	12/31/2017	Department stores, major sports stores, specialty retailers, adidas outlets, adidas boutiques worldwide and www.watchstation.com
ARMANI EXCHANGE	$100 - 260	12/31/2023	Department stores, specialty retailers, duty free stores worldwide, Armani Exchange boutiques worldwide, www.armaniexchange.com and www.watchstation.com
BURBERRY	$395 - 3,995	12/31/2017	Department stores, specialty retailers, duty free stores worldwide and Burberry boutiques worldwide
DIESEL	$100 - 495	12/31/2015	Department stores, specialty retailers, Diesel boutiques worldwide, www.diesel.com and www.watchstation.com
DKNY	$75 - 275	12/31/2019	Department stores, jewelry stores, specialty retailers, DKNY boutiques worldwide and www.watchstation.com
EMPORIO ARMANI	$145 - 545	12/31/2023	Department stores, specialty retailers, major jewelry and watch stores, Emporio Armani boutiques worldwide, duty free stores worldwide, www.emporioarmaniwatches.com and www.watchstation.com
KARL LAGERFELD	$150 - 595	12/31/2017	Department stores, Karl Lagerfeld boutiques, watch and jewelry specialty stores, and www.watchstation.com
MARC BY MARC JACOBS	$150 - 600	12/31/2020	Department stores, specialty retailers, Marc by Marc Jacobs boutiques worldwide and www.watchstation.com
MICHAEL KORS	$195 - 550	12/31/2024	Department stores, specialty retailers, jewelry stores, duty free stores, retail websites, Michael Kors boutiques worldwide and www.watchstation.com
TORY BURCH	$350 - 995	12/31/2018	Department stores, specialty retailers, jewelry stores, duty free stores, retail websites, Tory Burch boutiques worldwide and www.watchstation.com

Sales of our licensed watch products accounted for 49.2% of our consolidated net sales for fiscal year 2014. Our MICHAEL KORS product sales, including jewelry, accounted for 26.3% of our consolidated net sales for fiscal year 2014. In fiscal year 2011, we entered into an exclusive global licensing agreement with Karl Lagerfeld for watches, which launched worldwide in the first quarter of 2013. In February 2013, we announced an exclusive global licensing agreement with Tory Burch for watches, which launched globally in late 2014. We launched EMPORIO ARMANI Swiss made watches in the first quarter of 2014.

Private label and other.  We design, market and source manufacturing of certain retailers’ private label and owned brand watches or as premium and incentive items for use in various corporate events. Under these arrangements, we perform design and product development functions, as well as act as a sourcing agent for our customers by contracting for and managing the manufacturing process, purchasing and inspecting the finished product and arranging for shipment. Participation in the private label and premium businesses provides us with certain advantages, including increased assembly volume, which may reduce the costs of assembling our other products, and the strengthening of business relationships with our manufacturing sources.

Fashion accessories

In order to leverage our design and marketing expertise and our close relationships with our principal retail customers, primarily in the U.S. and Europe, we have developed a line of fashion accessories for both men and women, including belts, handbags, jewelry, small leather goods and sunglasses. Our handbags are made of a variety of fine leathers and other materials that emphasize classic styles and incorporate a variety of creative designs. Our small leather goods are typically made of fine leathers or other man-made materials and include items such as coin purses, cosmetic bags, mini-bags and wallets. Our jewelry lines include bracelets, cufflinks, earrings, necklaces and rings marketed under the DIESEL, DKNY, EMPORIO ARMANI, FOSSIL, MICHAEL KORS and SKAGEN brands and typically include materials such as base metals, stainless steel, semi-precious stones and sterling silver. We offer 100% UV protected fashion sunglasses in the FOSSIL brand. We currently sell our fashion accessories through a number of our existing major department store and specialty retail store customers, as well as our Company-owned retail stores, www.fossil.com and other internationally-owned e-commerce sites. In the U.S. and certain international markets, we generally market our fashion accessory lines through the same distribution channels as our watches using similar in-store presentations, graphics and packaging. These fashion accessories are typically sold in locations adjacent to watch departments, which may lead to purchases by persons who are familiar with our watch brands. Sales of our accessory lines for fiscal years 2014, 2013 and 2012 accounted for approximately 20.2%, 21.1% and 22.9%, respectively, of our consolidated net sales.

The following table sets forth information about our fashion accessories:

Brand	Accessory Category	Suggested Retail Price Point Range	Primary Distribution Channel
DIESEL	Jewelry	$75 - 150	Department stores, domestic and international specialty retailers and Diesel retail stores worldwide
DKNY	Jewelry	$40 - 200	International department stores, specialty retailers, jewelry stores and DKNY boutiques
EMPORIO ARMANI	Jewelry	$75 - 295	Department stores, specialty retailers, major jewelry stores, Emporio Armani boutiques worldwide, duty free stores worldwide and www.emporioarmani.com
FOSSIL	Handbags Small Leather Goods Belts Gifts Eyewear Jewelry	$78 - 398 $25 - 118 $24 - 48 $24 - 158 $55 - 135 $18 - 128

U.S. department stores (Belk, Dillard’s, Macy’s and Nordstrom), specialty retailers (The Buckle), better European specialty and department stores (Christ, Debenhams, Galeries Lafayette, House of Fraser, Karstadt and Kaufhof), www.amazon.com, Company-owned stores, our catalogs and www.fossil.com

MICHAEL KORS	Jewelry	$65 - 595	Department stores, specialty retailers, jewelry stores, duty free stores worldwide and Michael Kors boutiques nationwide
RELIC	Handbags Small Leather Goods Belts	$40 - 78 $22 - 40 $18 - 30	U.S. department stores (JCPenney, Kohl’s, Sears and Stage Stores) and www.relicbrand.com
SKAGEN	Jewelry Leather bags and Accessories	$30 - 100 $25 - 445

U.S. department stores (Macy’s, Nordstrom, Dillards, Hudson Bay), U.S. specialty and independent retailers, better European department stores (Galeries Lafayette, House of Fraser, Karstadt and Kaufhof), European specialty stores (Christ) and independent retailers, Asian independent retailers, Company-owned stores (Skagen, Watch Station International retail stores and outlets), and www.skagen.com

Apparel

Our limited assortment of Fossil apparel is designed for both men and women. The products’ unique vintage-inspired style, packaging and graphics capture the energy and spirit of the FOSSIL brand. As of January 3, 2015, FOSSIL apparel was offered through select distribution in 30 Company-owned retail stores in the U.S and internationally and at www.fossil.com. Sales for FOSSIL apparel for fiscal years 2014, 2013 and 2012 accounted for approximately 0.3%, 0.5% and 0.7%, respectively, of our consolidated net sales.

Licensed eyewear

In fiscal year 2013, our FOSSIL and RELIC brands were licensed to the Safilo Group, who manufactured, marketed, and sold optical frames under the FOSSIL and RELIC brands in the U.S. and Canada. Effective January 1, 2014, we expanded our license agreement with the Safilo Group to include both FOSSIL branded sunglasses and optical frames worldwide. The license agreement provides for royalties to be paid to us based on a percentage of net sales and includes certain guaranteed minimum royalties. Sales of licensed eyewear for fiscal years 2014 and 2013 accounted for approximately 0.4% and 0.7%, respectively, of our consolidated net sales.

Design and development

We believe one of our key strengths is our internal creative team. Our watch, accessory and select apparel products are created and developed by our in-house design staff primarily located in the U.S., Germany, Hong Kong and Switzerland. When developing products under our various licensed brands, we often coordinate our efforts with our licensors’ design teams to provide for a more fluid design approval process and to fully incorporate the image of the respective brand into the product. Product design ideas are drawn from various sources and are reviewed and modified by our design staff to ensure consistency with our existing product offerings and the themes and images associated with our brands. Senior management is actively involved in the design process.

In order to respond effectively to changing consumer preferences, we attempt to stay abreast of emerging lifestyle and fashion trends impacting our product categories. In addition, we attempt to take advantage of the constant flow of information from our customers and our retail stores and e-commerce sites regarding the retail performance of our products. We review weekly sales reports provided by a substantial number of our customers, as well as daily sales reports generated from our Company-owned retail stores and e-commerce sites, containing information with respect to sales and inventories by product category and style. Once a trend in the retail performance of a product category or style has been identified, our design and marketing staffs review their product design decisions to ensure that key features of successful products are incorporated into future designs. Other factors having an influence on the design process include the availability of components, the capabilities of the factories that will manufacture the products for us and the anticipated retail prices and profit margins for the products. Our creative teams have access to our product design archives and are regularly updated on all the various new components, hardware and materials that become available. Over the last few years, our focus has been on transforming our approach in design and development from an assortment-rich offering to an iconic platform presentation. This has enhanced our ability to develop and share compelling stories within the platforms through a narrower range of product offerings, thereby reducing inventory risk and improving lead times. We initially developed this approach in our watch business, and we are now in the early stages of applying a similar approach to our leather and jewelry businesses.

We differentiate our products from those of our competitors principally by incorporating into our product designs innovations in fashion details, including variations in the materials and treatments used for dials, crystals, cases, straps and bracelets for our watches, and innovative details and treatments in our other accessories. We also incorporate certain proprietary technology or integrate our suppliers’ technologies in certain of our watch products. In some instances, we believe that such innovations have allowed us to achieve significant improvements in consumer acceptance of our product offerings. We believe that the substantial experience of our design staff will assist us in maintaining our current leadership position in the watch category, continuing to enhance our handbag offering and expanding the scope of our product offerings.

Marketing and promotion

Our marketing strategy for each of our proprietary brands is to deliver a coordinated and consistent brand image to the consumer regardless of where the consumer comes into contact with the brand. This includes point of sale merchandise displays, print and media advertising, our websites, our catalogs, retail stores, and the product packaging to the product itself. We identify our advertising themes and coordinate our packaging, advertising and point of sale material around these themes. These themes are carefully coordinated in order to convey American vintage styling and the aspirational viewpoint that we associate with our products. Our vintage-inspired tin packaging concept for many of our watch products and certain of our accessories is an example of these marketing themes. While our marketing themes typically change each year, the core image of the brand is designed to endure, only changing slightly to keep it fresh and relevant to our targeted consumer. For our licensed brands, we incorporate many of the same concepts but derive the themes generally from the licensors.

We participate in cooperative advertising programs with our major retail customers, whereby we share the cost of certain of their advertising and promotional expenses. An important aspect of the marketing process involves the use of in-store visual support and other merchandising materials, including packages, signs, posters and fixtures. Through the use of these materials, we attempt to differentiate the space used to sell our products from other areas of our customers’ stores. We also promote the use of our shop-in-shop concept for watches, jewelry, handbags and small leather goods and, primarily in Asia and Europe, watch and jewelry concessions. Our shop-in-shop concept involves the use of dedicated space within a customer’s store to create a brand “shop” featuring our products and visual displays. The concessions we run allow us to essentially operate all or a portion of the watch and jewelry department within our customers’ stores, thereby permitting us to control merchandising, inventory levels, build-out and branding decisions and, more importantly, the interaction with the end consumer. We also provide our customers with a large number of preprinted customized advertising inserts and from time to time stage promotional events designed to focus public attention on our products.

Our in-house art department designs, develops and implements all of the packaging, advertising, marketing and other promotional aspects of our products. The art staff uses computer-aided design techniques to generate the images presented on product packaging and other advertising materials. Senior management is involved in monitoring our advertising and promotional activities to ensure that themes and ideas are communicated in a cohesive manner to our target audience.

Sales and customers

General.  Domestically, we sell our products in retail locations in the U.S. through a diversified distribution network that includes department stores, specialty retail locations, specialty watch and jewelry stores and mass market stores. For our FOSSIL, MICHELE and licensed branded products, our primary department store customers include Bloomingdales, Dillard’s, Neiman Marcus, Nordstrom, Macy’s and Saks Fifth Avenue. For our RELIC brand, our primary customers include JCPenney and Kohl’s. For our SKAGEN brand, our primary customers include Dillard’s, Macy’s and Nordstrom. Many of our licensed branded products are also sold through each respective licensor’s boutique stores and websites. We maintain sales offices in several major cities across the U.S. staffed with sales associates to assist in managing our department and specialty store accounts and employ a nationwide staff of merchandise coordinators who work with the stores to ensure that our products are displayed appropriately. We also sell certain of our FOSSIL branded products at Company-owned FOSSIL retail stores and outlet stores located throughout the U.S., and through our website at www.fossil.com. In addition, we sell certain of our proprietary and licensed watch products, as well as upscale watch brands of other companies, such as Citizen and Swiss Army, at our Company-owned Watch Station International retail stores in the U.S. and through our website at www.watchstation.com.

We maintain subsidiary offices in Australia, Austria, Belgium, Canada, China, Denmark, France, Germany, Hong Kong, India, Italy, Japan, Macau, Malaysia, Mexico, the Netherlands, Norway, Singapore, South Korea, Spain, Sweden, Switzerland, Taiwan and the United Kingdom. Our European headquarters is located in Basel, Switzerland, and our Asia headquarters is located in Hong Kong.

Internationally, our products are sold to department stores and specialty retail stores in approximately 150 countries worldwide through 25 Company-owned foreign subsidiaries, a network of over 60 independent distributors, Company-owned retail stores and websites and licensed or franchised FOSSIL retail stores, retail concessions operated by us and kiosks. Foreign distributors generally purchase products from us at uniform prices established by us for all international sales and resell them to department stores and specialty retail stores. We generally receive payment from our foreign distributors in U.S. dollars. We generally do not have long-term contracts with any of our retail customers. All transactions between us and our retail customers are conducted on the basis of purchase orders, which generally require payment of amounts due to us on a net 30 day basis for most of our U.S.-based customers and up to 120 days for certain international customers. No customer accounted for 10% or more of our consolidated net sales in fiscal years 2014, 2013 or 2012. Net sales for geographic segments are based on the location of the selling entity. For more information on our geographic segments, see Note 18—Major Customer, Segment and Geographic Information to our consolidated financial statements set forth in Part II, Item 8 of this Annual Report on Form 10-K.

United States sales.  For fiscal years 2014, 2013 and 2012, U.S. sales accounted for 45.3%, 46.8% and 47.4% of our consolidated net sales, respectively, and the aggregate sales to our 10 largest customers in the U.S. represented approximately 18.9%, 20.5% and 20.8% of consolidated net sales, respectively.

International sales.  For fiscal years 2014, 2013 and 2012, Europe sales accounted for 34.1%, 32.3% and 30.8% of consolidated net sales, respectively, Asia sales accounted for 16.1%, 15.4% and 15.7% of consolidated net sales, respectively, and other international sales accounted for 4.5%, 5.5% and 6.1% of consolidated net sales, respectively.

Company-owned stores

Our various retail store formats focus on creating emotional connections with our customers through an intense branding experience and personalized customer service. We strive to provide an inviting and welcoming environment for our customers that enhance our brand image and seek brand loyalty by continually delivering innovative vintage-inspired products that meet our customers’ tastes.

The following table sets forth the number of stores by concept as of January 3, 2015 and December 28, 2013:

	January 3, 2015				December 28, 2013
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	119	111	59	289	112	113	51	276
Outlets	143	58	42	243	125	46	35	206
Clothing	28	2	0	30	30	2	0	32
Full priced multi-brand	6	3	22	31	6	6	17	29
Total stores	296	174	123	593	273	167	103	543

Accessory stores

We operate full-price FOSSIL and SKAGEN accessory retail stores (“Accessory Stores”) in order to broaden the recognition of our brand names. Accessory Stores carry a full assortment of FOSSIL or SKAGEN watches and other accessories that are generally sold at the suggested retail price. We believe our Accessory Stores present a key growth strategy for us on a worldwide basis. At the end of fiscal 2014, the average size of our Accessory Stores was 1,496 square feet, but each store can vary in size based on its geographic location. For example, our international-based stores are generally smaller in square footage than our U.S.-based stores due to smaller retail store configurations generally available in international markets. The table below sets forth information about our Accessory Stores for the last five fiscal years:

Fiscal Year	Open At Beginning of Period	Opened During Period	Closed During Period	Open at End of Period	Total Gross Square Footage (in thousands)	Percentage Increase in Square Footage	Average Gross Square Footage Per Retail Store
2010	218	20	8	230	311.4	5.1%	1,354
2011	230	22	7	245	337.7	8.4%	1,378
2012	245	25	10	260	363.4	7.6%	1,398
2013	260	30	14	276	402.3	10.7%	1,458
2014	276	29	16	289	432.2	7.4%	1,496

Outlet stores

The majority of our outlet stores are FOSSIL branded and operate at selected major outlet malls throughout the U.S. and certain international locations. We also operate outlets under the SKAGEN and Watch Station International names. Our outlets operating under the FOSSIL and SKAGEN names not only increase our brand awareness, but also enable us to liquidate excess inventory generally at significantly better prices than we would obtain through third-party liquidators. We generally discount products in our outlet stores from 25% to 75% off our suggested retail price. The table below sets forth information about our outlet stores during the last five fiscal years:

Fiscal Year	Open At Beginning of Period	Opened During Period	Closed During Period	Open at End of Period	Total Gross Square Footage (in thousands)	Percentage Increase in Square Footage	Average Gross Square Footage Per Retail Store
2010	90	9	6	93	221.1	4.0%	2,377
2011	93	15	4	104	238.3	7.8%	2,291
2012	104	59	1	162	356.3	49.5%	2,199
2013	162	46	2	206	427.9	20.1%	2,077
2014	206	41	4	243	497.4	16.2%	2,047

Other retail and e-commerce

We offer FOSSIL brand select apparel through specially designed Company-owned apparel stores. Our apparel stores carry our full apparel line along with an assortment of certain FOSSIL watch and accessory products. We sell certain of our proprietary and licensed brand watches, as well as watches manufactured by other companies in our Watch Station International stores.

We have an agreement with the House of Fraser (“HOF”), a U.K.-based department store, which allows us to operate the watch department in certain HOF stores. Under this agreement, we own the inventory within the HOF store, provide the labor to operate the department and pay HOF a commission on the retail watch sales generated in the stores. As of January 3, 2015, we operated the watch department in 46 HOF stores, although we do not include the number of locations associated with this arrangement in our retail store count.

Internet sales.  Our U.S. e-commerce website for FOSSIL branded products is www.fossil.com. We also operate e-commerce websites in Australia, China, France, Germany, Japan, South Korea and the United Kingdom. In October 2012, we began shipping to Canada and Mexico through our U.S. e-commerce website. Each website features a full selection of geographically specific FOSSIL branded products. Certain of our websites also provide customer service, company news and shareholder information. Our websites are continually updated to provide a fresh look and an easy-to-navigate interface that enhances our brand image, while allowing consumers a pleasing shopping experience or a preview of what they may find at their local store carrying the brand. Since its launch, the www.fossil.com website has been promoted consistently in support of online brand and direct sales goals. Our online marketing efforts include the following: search/keyword marketing programs through major search partners including Google, Bing and Yahoo!; regular e-mail communications sent using our email service provider to over one million registered consumers; product and promotional banners presented on affiliate networks and display banner networks; and online brand initiatives through social networks such as Facebook, Twitter, Instagram, Pinterest and YouTube in support of viral and traditional brand initiatives. We have leveraged our e-commerce infrastructure by opening websites to support our licensed and owned brands, including www.michele.com, www.skagen.com, and www.watchstation.com, as well as our international FOSSIL brand website located at www.fossilglobal.com.

Catalogs.  In fiscal year 2014, we distributed approximately 3.1 million FOSSIL catalogs in the U.S., a decrease from 5.0 million in fiscal year 2013, and we distributed 0.2 million FOSSIL catalogs internationally, a decrease from 0.7 million in fiscal year 2013. These distribution decreases were the result of a change in our communication and advertising strategy to optimize circulation by distributing more smaller promotional pieces, such as self-mailers and postcards, and distributing fewer large catalogs. We continue to distribute several versions of our catalog each year with approximately half the catalogs being distributed during our fourth quarter. We continue to utilize our customer relationship management database to optimize and reduce our global circulation strategy, resulting in reduced costs. We continue to view our catalogs as a key communication and advertising tool for the FOSSIL brand, further enhancing and focusing the brand image, as well as promoting sales across all of our distribution channels.

Facilitating our wholesale distribution

We utilize an in-house sales staff and, to a lesser extent, independent sales representatives to promote the sale of our products to retail accounts. Our in-house sales personnel receive a salary and, in some cases, a commission based on a percentage of sales attributable to specified accounts. Independent sales representatives generally do not sell competing product lines and are under contracts with us that are generally terminable by either party upon notice ranging from 15 days to six months. These independent contractors are primarily compensated on a commission basis.

We have developed an approach to managing the retail sales process that involves monitoring our customers’ sales and inventories by product category and style, primarily through electronic data interchange. We review weekly selling and inventory information to ensure our products are properly stocked and replenished on a timely basis. We also assist many of our customers in the conception, development and implementation of their marketing programs. We also participate in cooperative advertising programs with our major retail customers. We believe that management of the retail sales process has resulted in close relationships with our principal wholesale customers, often allowing us to influence the mix, quantity and timing of their purchasing decisions.

We believe that our sales approach has historically accounted for high retail turnover in our products, which can result in attractive profit margins for our wholesale customers. We believe that the resulting profit margins for our wholesale customers encourage them to devote greater selling space to our products within their stores. We are also able to work closely with buyers for our wholesale customers in determining the mix of products a store should carry. In addition, we believe that the buyers’ familiarity with our sales approach has facilitated, and should continue to facilitate, the introduction of new products through our existing distribution network.

We permit the return of damaged or defective products. In addition, although we have no obligation to do so, we accept limited amounts of product returns from our wholesale customers in other instances. Accordingly, we provide allowances for the estimated amount of product returns. The allowances for product returns as of the end of fiscal years 2014, 2013 and 2012 were $68.2 million, $63.1 million and $65.3 million, respectively. We have not historically experienced returns in excess of our aggregate allowances.

Backlog

It is the practice of a substantial number of our customers not to confirm orders by delivering a formal purchase order until a relatively short time prior to the shipment of goods. As a result, the amount of unfilled customer orders includes confirmed orders and orders that we believe will be confirmed by delivery of a formal purchase order. A majority of such amounts represent orders that have been confirmed. The remainder of such amounts represents orders that we believe, based on industry practice and prior experience, will be confirmed in the ordinary course of business. Our backlog at a particular time is affected by a number of factors, including seasonality and the scheduling of the manufacture and shipment of our products. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments. At the end of fiscal year 2014, we had unfilled customer orders of approximately $185.1 million, compared to $194.5 million and $203.0 million at the end of fiscal years 2013 and 2012, respectively.

Manufacturing

During fiscal 2014, approximately 57% of the watches we procured from Asia were assembled through our two majority-owned entities. The remaining watches we procured from Asia were assembled by approximately 44 unrelated factories located primarily in China and Hong Kong, which includes almost all the production and assembly of our digital and mass market watches. During fiscal year 2014, our Swiss-made watches were assembled primarily by one of our majority-owned entities and three third-party factories in Switzerland. During fiscal year 2014, approximately 58% of our jewelry products were manufactured by one of our majority-owned entities. The remaining 42% of our jewelry products were manufactured by approximately 20 factories located primarily in China. Although we have no ownership interest in these unrelated watch and jewelry factories, Fossil East maintains oversight and control of the supply chain from design through final delivery of the finished product as it does with our related factories. We believe substantial ownership of the assembly factories that produce a majority of our fashion watches and jewelry is critical to our operating model, as we believe this allows us to keep our designs proprietary, control the size of our production runs and vertically manage our supply chain.

The principal components used in the assembly of our watches are cases, crystals, dials, movements, hands, bracelets and straps. These components are obtained from a large number of suppliers located principally in China, Hong Kong, India, Italy, Japan, South Korea, Switzerland and Thailand. The majority of the movements, cases, dials, bracelets and hands used in the assembly of our watches are supplied by eight principal vendors. During fiscal years 2014, 2013 and 2012, one vendor was responsible for supplying approximately 41%, 36% and 28% of our case and bracelet components, respectively. Additionally, two vendors were responsible for supplying approximately 87%, 86% and 88% of our movements in fiscal years 2014, 2013 and 2012, respectively. The principal materials used in the manufacture of our jewelry products are base metals, stainless steel, semi-precious stones or silver jewelry with 18K gold plating on top. These components are primarily obtained from the same factories that we use for our watches. Except for the one case and bracelet vendor and the two movement vendors noted above, we do not believe that our business is materially dependent on any single component supplier.

We believe that we have established and maintain close relationships with a number of component manufacturers and assembly factories primarily located in China, Hong Kong and Switzerland. The loss of any one of these manufacturers could temporarily disrupt shipments of certain of our watch and jewelry products. In addition, we believe that losing one or more of the component vendors, watch assembly factories or jewelry manufacturers could have a material impact on our ability to source these products and meet our sales plans. Our future success will generally depend upon our ability to maintain close relationships with, or ownership of, our current watch assembly and jewelry manufacturing factories and to develop long-term relationships with other vendors and manufacturers that satisfy our requirements for price, quality and production flexibility.

During fiscal year 2014, all of the manufacturing of our handbags, small leather goods, belts, sunglasses and apparel was outsourced. We believe that our policy of outsourcing the production of these product categories allows us flexibility in selecting our suppliers while avoiding significant capital expenditures, build-ups of work-in-process inventory and the costs of managing a substantial production work force. We have a Code of Conduct for Manufacturers (“Manufacturer Code”) that sets forth the corporate responsibility requirements for our suppliers, including compliance with international labor and human rights standards and environmental laws and regulations. Before supplying products to us, our manufacturers sign an agreement that includes a commitment to abide by our Manufacturer Code. For more information on our Manufacturer Code, see “Code of Conduct for Manufacturers.”

Our products are assembled or manufactured according to plans that reflect management’s estimates of product performance based on recent sales results, current economic conditions and prior experience with manufacturing sources. The average lead time from the commitment to purchase products through the production and shipment thereof ranges from two to four months for our watches, leather goods, jewelry, sunglasses and apparel. We believe that the close relationships, including ownership interests in some cases, we have established and maintain with our principal assembly or manufacturing sources constitute a significant competitive advantage and allow us to quickly and efficiently introduce innovative product designs and alter production in response to the retail performance of our products.

Code of Conduct for Manufacturers

We are committed to ethical and responsible conduct in all of our operations and respect for the rights of all individuals. We strive to ensure that human rights are upheld for all workers involved in our supply chain, and that individuals experience safe, fair and non-discriminatory working conditions. In addition, we are committed to compliance with applicable environmental requirements and are committed to seeing that all of our products are manufactured and distributed in compliance with applicable environmental laws and regulations. We expect that our business partners will share these commitments, which we enforce through our Manufacturer Code.

Our Manufacturer Code specifically requires our manufacturers to not use child, forced or involuntary labor and to comply with applicable environmental laws and regulations. We provide training to our factories related to our Manufacturer Code and the applicable laws in the country in which the factory is located. The training provides the factories with a more in-depth explanation of our Manufacturer Code.

In addition to the contractual obligation, we evaluate our suppliers’ compliance with our Manufacturer Code through audits conducted both by our employees and third-party compliance auditing firms. In most cases, the audits are announced. If we believe that a supplier is failing to live up to the standards of our Manufacturer Code, we may terminate the supplier or provide the supplier with an opportunity to remedy the non-compliance through the implementation of a corrective action plan. For those suppliers on a corrective action plan, we will work with the supplier as necessary to help them understand the non-compliance and provide advice on how to remedy the non-compliance. We usually conduct a follow-up audit to confirm compliance after the implementation of the corrective action plan. Should the supplier continue to fail to meet our standards, we may seek to eliminate such supplier from our supply chain.

Quality control

Our quality control program attempts to ensure that our products meet the standards established by our product development staff. Samples of products are inspected by us prior to placing orders with factories to ensure compliance with our technical design specifications. We also typically inspect “top of production” prototypes of each product before commencing production. The operations of our Hong Kong and Chinese factories are monitored on a periodic basis by Fossil East, and the operations of our Swiss factories are monitored on a periodic basis by Montres Antima SA, one of our foreign operating subsidiaries. Substantially all of our watches, jewelry and certain of our other accessories are inspected by personnel of Fossil East or by the assembly/manufacturing facility prior to shipment to our distribution centers. Final inspections, on a sampling basis, occur when the products are received in our distribution centers. We believe that our policy of inspecting our products at the assembly/manufacturing facility, upon receipt at our distribution facilities and prior to shipment to our customers is important to maintain the quality, consistency and reputation of our products.

Distribution

Upon completion of assembly/manufacturing, the majority of our products are shipped to one of our warehousing and distribution centers in Texas, Germany or Hong Kong, from which they are shipped to subsidiary warehouses or directly to customers in selected markets. Our centralized warehouse and distribution facilities allow us to maximize our inventory management and distribution capabilities and more readily meet the varying distribution requirements placed on us by our customers at a lower cost. Our facilities in Texas and Germany are equipped with automated material handling equipment operated by world-class software from SAP and Manhattan Associates. The automated equipment and operating systems, in conjunction with the continual sampling of our outgoing orders prior to shipment, are important in maintaining the quality, accuracy, speed and reputation of our products and distribution service.

Our warehouse and distribution facilities in Texas operate in a special purpose sub-zone established by the U.S. Department of Commerce Foreign Trade Zone Board. This sub-zone provides the following economic and operational advantages to us: (i) we do not have to pay duty on imported merchandise until it leaves the sub-zone and enters the U.S. market, (ii) we do not have to pay any U.S. duty on merchandise if the imported merchandise is subsequently shipped to locations outside the U.S. and (iii) we do not have to pay local property tax on inventory located within the sub-zone.

Information technology systems

General.  We believe that automation, reliable and scalable systems, accurate reporting and rapid flow of communication is essential to maintain our competitive position and support our key operating and financial goals. Therefore, we continue to invest in computer hardware, system applications and telecommunication networks. Our information technology systems consist of a wide spectrum of financial, distribution, human resources, merchandising, planning, point of sale, supply chain and other solutions. Where possible and cost effective, we leverage our various systems on a global basis, which enhances the accuracy, timeliness and accessibility of the relevant data.

Inventory control.  We maintain inventory control systems at our facilities that enable us to track each product from the time it is shipped from our factory through shipment to our customers, or consumer in the case of our retail stores, concessions and websites. To facilitate this tracking, a significant number of products sold by us are pre-ticketed and bar coded. Our inventory control systems report shipping, sales and individual stock keeping unit level inventory information. We manage the retail sales process by monitoring customer sales and inventory levels of our products by product category and style, primarily through electronic data interchange. We believe that our distribution capabilities enable us to reduce inventory risk and increase flexibility in responding to the delivery requirements of our customers. Our management believes that our electronic data interchange efforts will continue to grow in the future as customers focus further on increasing operating efficiencies. In addition, we maintain systems that are designed to track inventory movement through our Company-owned stores. Detailed sales transaction records are accumulated on each store’s point-of-sale system and polled by us.

Enterprise resource planning.  We have implemented SAP ERP in our U.S. operations and throughout most of Europe. This software is installed on a single site platform located in our U.S. headquarters facility. The software currently supports the human resources, sales and distribution, inventory planning, retail merchandising and operational and financial reporting systems of our U.S. businesses and most subsidiary operations in Europe. It also supports manufacturing operations in India and Europe. Additionally, we have implemented other non-SAP systems for the purpose of merchandise planning and product lifecycle management.

We continue to monitor the growth of our subsidiary sales operations in Asia and will migrate these operations at the appropriate time to effectively benefit from our global SAP platform. However, we do operate SAP human resource, financial planning and warehouse management modules in Hong Kong to provide efficiencies to further support our regional warehouse in Hong Kong and the related supply chain associated with our local country operations, including our Company-owned retail stores throughout Asia. We have implemented Navision as our standard system throughout most of our Asia distribution and manufacturing subsidiary operations. The Navision system supports many of the same functions as our SAP system on a local country level.

Enterprise Performance Management Systems.  We have implemented customized Hyperion financial reporting software from Oracle Corporation. The software increases the efficiency of our consolidation and reporting process, and provides a more dynamic way to view and analyze data. The Hyperion planning tool also improves budgeting and forecasting processes, resulting in more predictability in our business.

Product Lifecycle Management.  We have implemented Dassault Systemes Enovia in our product development function. This system enables our global product development process across our multiple brands and product categories. Besides aligning this process, the platform will enable a global solution for collaboration, sample management, design tool integration, and calendar management.

Cyber/Data security.  Our business involves the receipt and storage of personal information about customers and employees, the protection of which is critical to us. If we experience a significant breach of customer, employee, and/or company data it could attract a substantial amount of media attention, damage our customer relationships and reputation and result in lost sales, fines, or lawsuits. Our Board of Directors and/or our Audit Committee reviews our data security risks and strategy on a quarterly basis, and we have obtained insurance liability coverage for certain data security or privacy breaches.

Warranty and repair

Our FOSSIL watch products sold in the U.S. are covered by a limited warranty against defects in materials or workmanship for a period of 11 years from the date of purchase. Our RELIC watch products sold in the U.S. are covered by a comparable 12 year warranty, while other watches sold by us in the U.S. are covered by a comparable two year limited warranty. SKAGEN branded watches are covered by a lifetime warranty against defects due to faulty material or workmanship, subject to normal conditions of use. Generally, all of our watch products sold in Canada, Asia and Europe are covered by a comparable two year limited warranty. The majority of our defective watch products returned by consumers in the Americas are processed at our repair facilities in Texas while defective watch products returned by consumers in Europe are processed at our repair facilities in France. We also maintain repair facilities at a majority of our subsidiaries, as well as through our network of third-party distributors to handle repairs which are minor in nature or are not convenient to one of our centralized repair facilities. In most cases, defective products under warranty are repaired by our personnel or third-party distributors. We attempt to retain adequate levels of component parts to facilitate after-sales service of our watches, even after specific styles are discontinued. We have a component parts system that tracks the inventory of our various component replacement parts that can be utilized by our repair facilities for identifying stock levels and availability for procurement. Watch and non-watch products under warranty that cannot be repaired in a cost-effective manner are replaced by us at no cost to the customer. Our warranty liability at the end of fiscal years 2014, 2013 and 2012 was $13.5 million, $15.7 million and $13.4 million, respectively. Repair services accounted for approximately 1.0% of our consolidated net sales in both fiscal years 2014 and 2013 and 0.9% in fiscal year 2012.

Governmental regulations

Imports and import restrictions.  Most of our products are assembled or manufactured overseas. As a result, the U.S. and countries in which our products are sourced or sold may from time to time modify existing or impose new quotas, duties (including antidumping or countervailing duties), tariffs or other restrictions in a manner that adversely affects us. For example, our products imported to the U.S. are subject to U.S. customs duties and, in the ordinary course of our business, we may from time to time be subject to claims by the U.S. Customs Service for duties and other charges. Factors that may influence the modification or imposition of these restrictions include the determination by the U.S. Trade Representative that a country has denied adequate intellectual property rights or fair and equitable market access to U.S. firms that rely on intellectual property, trade disputes between the U.S. and a country that leads to withdrawal of “most favored nation” status for that country and economic and political changes within a country that are viewed unfavorably by the U.S. government. We cannot predict the effect these events would have on our operations, if any, especially in light of the concentration of our assembly and manufacturing operations in Hong Kong and China.

General.  We are subject to laws regarding customs, tax, employment, privacy, truth-in-advertising, consumer product safety, zoning and occupancy and other laws and regulations that regulate and/or govern the importation, promotion and sale of consumer products and our corporate, retail and distribution operations.

Intellectual property

Trademarks.  We use our FOSSIL, MICHELE, RELIC, SKAGEN and ZODIAC trademarks, as well as other trademarks, on certain of our watches, leather goods, apparel and other fashion accessories in the U.S. and in a significant number of foreign countries. We also use FOSSIL, SKAGEN, WATCH STATION INTERNATIONAL®, and WSI as trademarks on retail stores and online e-commerce sites. We have taken steps to establish or provide additional protection for our trademarks by registering or applying to register our trademarks for relevant classes of products in each country where our products are sold in addition to certain foreign countries where it is our intent to market our products in the future. Each registered trademark may be renewable indefinitely, so long as we continue to use the mark in the applicable jurisdiction and make the appropriate filings when required. We aggressively protect our trademarks and trade dress and pursue infringement both domestically and internationally. We also pursue counterfeiters both domestically and internationally through leads generated internally, as well as through our business partners worldwide. In certain cases, we track serial numbers of our products or we etch microscopic identification markings on certain of our watches in order to identify potential customers who might be diverting product into a parallel market.

Patents.  We continue to explore innovations in the design and assembly of our watch products. As a result, we have been granted, and have pending, various U.S. and international design and utility patents related to certain of our watch designs and features. We also have been granted, and have pending, various U.S. patents related to certain of our other products and technologies. As of January 3, 2015, none of our patents were material to our business.

License agreements.  A significant portion of our growth in sales and net income is, and is expected to continue to be, derived from the sales of products produced under licensing agreements with third-parties. Under these license agreements, we generally have the right to produce, market and distribute certain products utilizing the brand names of other companies. Our significant license agreements have various expiration dates between 2015 and 2024. In 2011, we entered into an exclusive global licensing agreement with Karl Lagerfeld for watches, which launched globally in the first quarter of 2013. In February 2013, we announced an exclusive global licensing agreement with Tory Burch for watches, which launched globally in late 2014.

Seasonality

Although the majority of our products are not seasonal, our business is seasonal by nature. A significant portion of our net sales and operating income is generated during the third and fourth quarters of our fiscal year, which includes the “back to school” and Christmas seasons. Additionally, as our retail and e-commerce sales continue to increase as a percentage of our sales mix, they will benefit our sales and profitability in our fiscal fourth quarter, generally at the expense of our fiscal first and second quarters when it is more difficult to leverage our retail and e-commerce expenses against the related sales. The amount of net sales and operating income generated during our fiscal fourth quarter also depends upon the anticipated level of retail sales during the Christmas season, as well as general economic conditions and other factors beyond our control. In addition, the amount of net sales and operating income generated during our fiscal first quarter depends in part upon the actual level of retail sales during the Christmas season. For example, lower levels of inventory held by our wholesale customers at the end of the Christmas season may result in higher levels of restocking orders placed by them during our fiscal first quarter.

Competition

The businesses in which we compete are highly competitive and fragmented. We believe that the current market for watches can be divided into four segments, ranging from lower price point watches that are typically distributed through mass market channels to luxury watches at higher price points that are typically distributed through fine watch departments of upscale department stores or upscale specialty watch and fine jewelry stores. Our watch business generally competes in these segments with a number of established manufacturers, importers and distributors, including Armitron, Citizen, Gucci, Guess?, Kenneth Cole, LVMH Group, Movado, Raymond Weil, Seiko, Swatch, Swiss Army, TAG Heuer and Timex. In addition, our leather goods, sunglasses, jewelry and apparel businesses compete with a large number of established companies that have significant experience developing, marketing and distributing such products. In all of our businesses, we compete with numerous manufacturers, importers and distributors who may have significantly greater financial, distribution, advertising and marketing resources than us. Our competitors include distributors that import watches, accessories and clothing from abroad, U.S. companies that have established foreign manufacturing relationships and companies that produce accessories and apparel domestically.

Although the level and nature of competition varies among our product categories and geographic regions, we believe that we compete on the basis of style, price, value, quality, brand name, advertising, marketing, distribution and customer service. We believe that our ability to identify and respond to changing fashion trends and consumer preferences, to maintain existing relationships and develop new relationships with manufacturing sources, to deliver quality merchandise in a timely manner and to manage the retail sales process are important factors in our ability to compete. We also believe that our distinctive business model of owning the distribution in many key markets and offering a globally recognized portfolio of proprietary and licensed products allows for many competitive advantages over smaller, regional or local competitors. This “ownership of the market” allows us in certain countries to bypass the local distributor’s cost structure resulting in more competitively priced products while also generating higher product and operating margins.

We believe the risk of significant new competitors is mitigated to some extent by barriers to entry such as high startup costs and the development of long-term relationships with customers and manufacturing sources. During the past few years, it has been our experience that better department stores and other major retailers have been increasingly unwilling to purchase products from suppliers who are not well capitalized or do not have a demonstrated ability to deliver quality merchandise in a timely manner. There can be no assurance, however, that significant new competitors will not emerge in the future.

Employees

As of January 3, 2015, we employed approximately 15,200 persons, including approximately 7,500 persons employed by our foreign operating subsidiaries.

None of our domestic or foreign-based employees are represented by a trade union. However, certain European-based employees are represented by work councils, which include certain of our current employees who negotiate with management on behalf of all the employees. We have never experienced a work stoppage and consider our working relationship with our employees and work councils to be good.

Item 1A.  Risk Factors

The statements contained in this Annual Report on Form 10-K that are not historical facts, including, but not limited to, statements regarding our expected financial position, results of operations, business and financing plans found in Item 1. Business and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The words “may”, “believes”, “expects”, “plans”, “intends”, “anticipates” and similar expressions identify forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.

Our actual results may differ materially due to the risks and uncertainties discussed in this Annual Report on Form 10-K, including those discussed below. Accordingly, readers of this Annual Report on Form 10-K should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Risk Factors Relating to Our Business

Any deterioration in the global economic environment, and any resulting declines in consumer confidence and spending, could have an adverse effect on our operating results.

In recent years, the global economic environment has been challenging. Depressed real estate values, reduced lending by banks, solvency concerns of major financial institutions and certain foreign countries and high levels of unemployment negatively impacted the level of consumer spending for discretionary items. This can affect our business as it is dependent on consumer demand for our products. Global economic conditions remain fragile, and the possibility remains that domestic or global economies, or certain industry sectors of those economies that are key to our sales, may slow or deteriorate, which could result in a corresponding decrease in demand for our products and negatively impact our results of operations and financial condition.

The effects of economic cycles, terrorism, acts of war and retail industry conditions may adversely affect our business.

Our business is subject to economic cycles and retail industry conditions. Purchases of discretionary fashion accessories, such as our watches, handbags, sunglasses and other products, tend to decline during recessionary periods when disposable income is low and consumers are hesitant to use available credit. In addition, acts of terrorism, acts of war and military action both in the U.S. and abroad can have a significant effect on economic conditions and may negatively affect our ability to procure our products from manufacturers for sale to our customers. Any significant declines in general economic conditions, public safety concerns or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on consumer purchases of our products.

Our success depends upon our ability to anticipate and respond to changing fashion trends.

Our success depends upon our ability to anticipate and respond to changing fashion trends and consumer preferences in a timely manner. The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. Our success depends, in part, on our ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and the quality of our brands. Although we attempt to stay abreast of emerging lifestyle and fashion trends affecting accessories and clothing, any failure by us to identify and respond to such trends could adversely affect consumer acceptance of our existing brand names and product lines, which in turn could adversely affect sales of our products. If we misjudge the market for our products, we may be faced with a significant amount of unsold finished goods inventory, which could adversely affect our results of operations.

The loss of any of our license agreements, pursuant to which a number of our products are produced, may result in the loss of significant revenues and may adversely affect our business.

A significant portion of our growth in sales and net income is, and is expected to continue to be, derived from the sales of products produced under license agreements with third parties. Under these license agreements, we generally have the right to produce, market and distribute certain products utilizing the brand names of other companies. We sell products under certain licensed brands, including, but not limited to, ADIDAS, ARMANI EXCHANGE, BURBERRY, DIESEL, DKNY, EMPORIO ARMANI, KARL LAGERFELD, MARC BY MARC JACOBS, MICHAEL KORS, and TORY BURCH. Sales of our licensed products amounted to approximately 53.5% of our consolidated net sales for fiscal year 2014, including MICHAEL KORS product sales, which accounted for approximately 26.3% of our consolidated net sales. Our significant license agreements have various expiration dates between 2015 and 2024. In addition, certain license agreements may require us to make minimum royalty payments, subject us to restrictive covenants or require us to comply with certain other obligations and may be terminated by the licensor if these or other conditions are not met or upon certain events. We may not be able to continue to meet our obligations or fulfill the conditions under these agreements in the future. In addition, we may be unable to renew our existing license agreements beyond the current term or obtain new license agreements to replace any lost license agreements on similar economic terms or at all. The failure by us to maintain or renew one or more of our existing license agreements could result in a significant decrease in our sales and have a material adverse effect on our results of operations.

Certain key components in our products come from limited sources of supply, which exposes us to potential supply shortages that could disrupt the manufacture and sale of our products.

We and our contract manufacturers currently purchase a number of key components used to manufacture our products from limited sources of supply for which alternative sources may not be readily available. Any interruption or delay in the supply of any of these components could significantly harm our ability to meet scheduled product deliveries to our customers and cause us to lose sales. Interruptions or delays in supply may be caused by a number of factors that are outside of our and our contractor manufacturers’ control, such as natural disasters like the March 2011 earthquake and tsunami in Japan. In addition, the purchase of these components on a limited source basis subjects us to risks of price increases and potential quality assurance problems. An increase in the cost of components could make our products less competitive and result in lower gross margins. In the event that we can no longer obtain materials from these limited sources of supply, we might not be able to qualify or identify alternative suppliers in a timely fashion. Any extended interruption in the supply of any of the key components currently obtained from a limited source or delay in transitioning to a replacement supplier could disrupt our operations and significantly harm our business in any given period. If our supply of certain components is disrupted, our lead times are extended or the cost of our components increases, our business, operating results and financial condition could be materially affected.

The loss of key senior management personnel could negatively affect our business.

We depend on our senior management and other key personnel, particularly Kosta N. Kartsotis, our CEO and Chairman. We do not have “key person” life insurance policies for any of our personnel. The loss of any of our executive officers or other key employees could harm our business.

A data security or privacy breach could damage our reputation, harm our customer relationships, expose us to litigation or government actions, and result in a material adverse effect to our business, financial condition and results of operations.

We depend on information technology systems, the Internet and computer networks for a substantial portion of our retail and e-commerce businesses, including credit card transaction authorization and processing. We also receive and store personal information about our customers and employees, the protection of which is critical to us. In the normal course of our business, we collect, retain, and transmit certain sensitive and confidential customer information, including credit card information, over public networks. Our customers have a high expectation that we will adequately protect their personal information. In addition, personal information is highly regulated at the international, federal and state level.

Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may be vulnerable to theft of physical information, security breaches, hacking attempts, computer viruses and malware, lost data and programming and/or human errors. Any electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security or those of our third-party service providers, could disrupt our business, severely damage our reputation and our customer relationships, expose us to litigation and liability, subject us to governmental investigations, fines and enforcement actions, result in negative media coverage and distraction to management and result in a material adverse effect to our business, financial condition, and results of operations. In addition, as a result of recent security breaches at a number of prominent retailers and other companies, the media and public scrutiny of information security and privacy has become more intense and the regulatory environment related thereto has become more uncertain. As a result, we may incur significant costs in complying with new and existing state, federal, and foreign laws regarding protection of, and unauthorized disclosure of, personal information.

Our success depends upon our ability to continue to develop innovative products, including wearable technology.

Our success depends upon our ability to continue to develop innovative products in the respective markets in which we compete. Wearable technology is an emerging category of fashion that offers customers new functionality with accessories, including jewelry and smart watches. Our ability to respond to consumer preferences for wearable technology will depend in part on establishing successful partnerships with companies that are involved in developing wearable technology. If we are unable to establish such partnerships, this could negatively impact our ability to meet customer demands for wearable technology. Additionally, we may be unable to enhance and develop our products to satisfy consumer demands for wearable technology or we may fail to do so in a timely manner or at competitive prices. The process of developing new products is complex and uncertain, and involves time, substantial costs and risks, which are further magnified when the development process involves a transition to a new technology platform. Our inability or the inability of our partners, for technological or other reasons, some of which may be beyond our or our partners’ control, to enhance, develop, introduce and monetize wearable technology products in a timely manner, or at all, in response to changing consumer preferences for wearable technology, could have a material adverse effect on our business, results of operations and financial condition or could result in our products not achieving market acceptance or becoming obsolete. If we are unable to successfully introduce new products, or if our competitors introduce new or superior products, customers may purchase increasing amounts of products from our competitors, which could adversely affect our sales and results of operations.

We are subject to laws and regulations in the U.S. and the many countries in which we operate. Violations of laws and regulations, or changes to existing laws or regulations, could have a material adverse effect on our financial condition or results of operations.

Our operations are subject to domestic and international laws and regulations in a number of areas, including, but not limited to, labor, advertising, consumer protection, real estate, product safety, e-commerce, promotions, intellectual property, tax, import and export, anti-corruption, anti-bribery, foreign exchange controls and cash repatriation, data privacy, anti-competition, environmental, health and safety. Compliance with these numerous laws and regulations is complicated, time consuming and expensive, and the laws and regulations may be inconsistent from jurisdiction to jurisdiction, further increasing the difficulty and cost to comply with them. New laws and regulations, or changes to existing laws and regulations, could individually or in the aggregate make our products more costly to produce, delay the introduction of new products in one or more regions, cause us to change or limit our business practices, or affect our financial condition and results of operations. We have implemented policies and procedures designed to ensure compliance with the numerous laws and regulations affecting our business, but there can be no assurance that our employees, contractors, or agents will not violate such laws, regulations or our policies related thereto. Any such violations could have a material adverse effect on our financial condition or operating results.

Reduced lending by banks could have a negative impact on our customers, suppliers and business partners, which in turn could materially and adversely affect our results of operations and liquidity.

The reduction in lending by banks has had, and may continue to have, a significant negative impact on businesses around the world. Although we believe that our cash provided by operations and available borrowing capacity under our U.S. credit facility will provide us with sufficient liquidity for the foreseeable future, the impact of reduced lending on our customers, business partners and suppliers cannot be predicted and may be quite severe. A disruption in the ability of our significant customers or distributors to access liquidity could cause serious disruptions or an overall deterioration of their businesses, which could lead to a significant reduction in their future orders of our products and the inability or failure on their part to meet their payment obligations to us, any of which could have a material adverse effect on our financial condition and results of operations and liquidity.

Seasonality of our business may adversely affect our net sales and operating income.

Our quarterly results of operations have fluctuated in the past and may continue to fluctuate as a result of a number of factors, including seasonal cycles, timing of new product introductions, timing of orders by our customers and mix of product sales demand. Our business is seasonal by nature. A significant portion of our net sales and operating income are generated during the third and fourth quarters of our fiscal year, which includes the “back to school” and Christmas seasons. The amount of net sales and operating income generated during our fiscal fourth quarter depends upon the anticipated level of retail sales during the Christmas season, as well as general economic conditions and other factors beyond our control. In addition, the amount of net sales and operating income generated during our fiscal first quarter depends in part upon the actual level of retail sales during the Christmas season. The seasonality of our business may adversely affect our net sales and operating income during the first and fourth quarters of our fiscal year.

Our plan to significantly increase our store base may not be successful, and implementation of this plan may divert our operational, managerial and administrative resources, which could impact our competitive position.

Each year, we have historically expanded our store base. During fiscal year 2015, we intend to further expand our store base by opening approximately 44 to 55 new stores globally and close approximately 40 stores. Thereafter, in the near term, we plan to continue to expand our store base annually. The success of our business depends, in part, on our ability to open new stores and renew our existing store leases on terms that meet our financial targets. Our ability to open new stores on schedule or at all, to renew existing store leases on favorable terms or to operate them on a profitable basis will depend on various factors, including our ability to:

•                  identify suitable markets for new stores and available store locations;

•                  negotiate acceptable lease terms for new locations or renewal terms for existing locations;

•                  manage and expand our infrastructure to accommodate growth;

•                  hire and train qualified sales associates;

•                  develop new merchandise and manage inventory effectively to meet the needs of new and existing stores on a timely basis;

•                  foster current relationships and develop new relationships with vendors that are capable of supplying a greater volume of merchandise; and

•                  avoid construction delays and cost overruns in connection with the build-out of new stores.

Our plans to expand our store base may not be successful and the implementation of these plans may not result in an increase in our net sales even though they increase our costs. Additionally, implementing our plans to expand our store base will place increased demands on our operational, managerial and administrative resources. The increased demands of operating additional stores could cause us to operate less effectively, which could cause the performance of our existing stores and our wholesale operations to suffer materially. Any of these outcomes of our attempted expansion of our store base could have a material adverse effect on the amount of net sales we generate and on our financial condition and results of operations.

We have key facilities in the U.S. and overseas, the loss or shut down of any of which could harm our business.

Our administrative, information technology and distribution operations in the U.S. are conducted primarily from two separate facilities located in the Dallas, Texas area. Our operations internationally are conducted from various administrative, distribution and assembly facilities outside of the U.S., particularly in China, Germany, Hong Kong and Switzerland. The complete or temporary loss of use of all or part of these facilities could have a material adverse effect on our business.

Our warehouse and distribution facilities in the Dallas, Texas area are operated in a special purpose sub-zone established by the U.S. Department of Commerce Foreign Trade Zone Board. Although the sub-zone allows us certain tax advantages, the sub-zone is highly regulated by the U.S. Customs Service. This level of regulation may cause disruptions or delays in the distribution of our products out of these facilities. Under some circumstances, the U.S. Customs Service has the right to shut down the entire sub-zone and, therefore, our entire warehouse and distribution facilities. During the time that the sub-zone is shut down, we may be unable to adequately meet the supply requests of our customers and our Company-owned retail stores, which could have an adverse effect on our sales, relationships with our customers, and results of operations, especially if the shutdown were to occur during our third or fourth quarter.

Our ability to grow our sales is dependent upon the implementation of our growth strategy, which we may not be able to achieve.

Since our public offering in 1993, we have experienced substantial growth in net sales. Our ability to continue this growth is dependent on the successful implementation of our business strategy. This includes diversification of our product offerings, expansion of our Company-owned store locations and strategic acquisitions. If we are not successful in the expansion of our product offerings or our new products are not profitable or do not generate sales comparable to those of our existing businesses, our results of operations could be negatively impacted. Another element of our business strategy is to place increased emphasis on growth in selected international markets. If our brand names and products do not achieve a high degree of consumer acceptance in these markets, our net sales could be adversely affected.

We also operate FOSSIL brand stores and other non-FOSSIL branded stores and have historically expanded our Company-owned accessory and outlet locations to further strengthen our brand image. As of January 3, 2015, we operated 593 stores worldwide. The costs associated with leasehold improvements to current stores and the costs associated with opening new stores could materially increase our costs of operation.

We have recently expanded and intend to further expand the scope of our product offerings, and new products introduced by us may not achieve consumer acceptance comparable to that of our existing product lines.

We have recently expanded and intend to further expand the scope of our product offerings. As is typical with new products, market acceptance of new designs and products is subject to uncertainty. In addition, we generally make decisions regarding product designs several months in advance of the time when consumer acceptance can be measured. If trends shift away from our products, or if we misjudge the market for our product lines, we may be faced with significant amounts of unsold inventory or other conditions which could have a material adverse effect on our financial condition and results of operations.

The failure of new product designs or new product lines to gain market acceptance could also adversely affect our business and the image of our brands. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to generate consumer demand. These requirements could strain our management, financial and operational resources. If we do not continue to develop innovative products that provide better design and performance attributes than the products of our competitors and that are accepted by consumers, or if our future product lines misjudge consumer demands, we may lose consumer loyalty, which could result in a decline in our sales and market share.

Our business could be harmed if we fail to maintain proper inventory levels.

We maintain an inventory of selected products that we anticipate will be in high demand. We may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory write-downs or the sale of excess inventory at prices below our standard levels. These events could significantly harm our operating results and impair the image of our brands. Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost revenues, any of which could harm our business.

Our license agreements may require minimum royalty commitments regardless of the level of product sales under these agreements.

Under our license agreements, we have in the past experienced, and could again in the future experience, instances where our minimum royalty commitments exceeded the royalties payable based upon our sales of the licensed products. Payments of minimum royalties in excess of the royalties based on our sales of the licensed products reduces our margins and could adversely affect our results of operations.

Fluctuations in the price, availability and quality of raw materials could cause delays and increase costs.

Fluctuations in the price, availability and quality of the raw materials used in our products could have a material adverse effect on our cost of sales or ability to meet our customers’ demands. The price and availability of such raw materials may fluctuate significantly, depending on many factors, including natural resources, increased freight costs, increased labor costs, especially in China, and weather conditions. In the future, we may not be able to pass on all, or a portion of, such higher raw materials prices to our customers.

We rely on third-party assembly factories and manufacturers and problems with, or loss of, our assembly factories or manufacturing sources could harm our business and results of operations.

The majority of our watch products are currently assembled, and a majority of our jewelry products are manufactured, to our specifications by our majority- owned entities in China, with the remainder assembled or manufactured by independent entities. All of our apparel, sunglasses, handbags, small leather goods, belts and soft accessories are produced by independent manufacturers. We have no long-term contracts with these independent assembly factories or manufacturers and compete with other companies for production facilities. All transactions between us and our independent assembly factories or manufacturers are conducted on the basis of purchase orders. We face the risk that these independent assembly factories or manufacturers may not produce and deliver our products on a timely basis, or at all. As a result, we cannot be certain that these assembly factories or manufacturers will continue to assemble or manufacture products for us or that we will not experience operational difficulties with our manufacturers, such as reductions in the availability of production capacity, errors in complying with product specifications, insufficient quality control, shortages of raw materials, failures to meet production deadlines or increases in manufacturing costs. Our future success will depend upon our ability to maintain close relationships with, or ownership of, our current assembly factories and manufacturers and to develop long-term relationships with other manufacturers that satisfy our requirements for price, quality and production flexibility. Our ability to establish new manufacturing relationships involves numerous uncertainties, including those relating to payment terms, costs of manufacturing, adequacy of manufacturing capacity, quality control and timeliness of delivery. Any failure by us to maintain long-term relationships with, or ownership of, our current assembly factories and manufacturers or to develop relationships with other manufacturers could have a material adverse effect on our ability to manufacture and distribute our products.

If an independent manufacturer or license partner of ours fails to use acceptable labor practices or otherwise comply with laws, our business could suffer.

We have no control over the ultimate actions or labor practices of our independent manufacturers. The violation of labor or other laws by one of our independent manufacturers, or by one of our license partners, or the divergence of an independent manufacturer’s or license partner’s labor practices from those generally accepted as ethical in the U.S. or other countries in which the violation or divergence occurred, could interrupt or otherwise disrupt the shipment of finished products to us or damage our reputation. Any of these, in turn, could have a material adverse effect on our financial condition and results of operations. As a result, should one of our independent manufacturers or licensors be found in violation of state or international laws, we could suffer financial or other unforeseen consequences.

We extend unsecured credit to our customers and are therefore vulnerable to any financial difficulties they may face.

We sell our merchandise primarily to department stores, specialty retail stores and distributors worldwide. We extend credit based on an evaluation of each customer’s financial condition, usually without requiring collateral. Should any of our larger customers experience financial difficulties, we could curtail business with such customers or assume more credit risk relating to such customers’ receivables. Our inability to collect on our trade accounts receivable relating to such customers could have a material adverse effect on our operating cash flows, financial condition and results of operations.

We do not maintain long-term contracts with our customers and are unable to control their purchasing decisions.

We do not maintain long-term purchasing contracts with our customers and therefore have no contractual leverage over their purchasing decisions. A decision by a major department store or other significant customer to decrease the amount of merchandise purchased from us or to cease carrying our products could have a material adverse effect on our net sales and operating strategy.

We face intense competition in the specialty retail and e-commerce industries and the size and resources of some of our competitors are substantially greater than ours, which may allow them to compete more effectively.

We face intense competition in the specialty retail and e-commerce industry where we compete primarily with specialty retailers, department stores and internet businesses that engage in the retail sale of watches, accessories and apparel. We believe that the principal basis upon which we compete is the quality and design of merchandise and the quality of customer service. We also believe that price is an important factor in our customers’ decision-making processes. Many of our competitors are, and many of our potential competitors may be, larger and have greater financial, marketing and other resources than we have and therefore may be able to adapt to changes in customer requirements more quickly, devote greater resources to the marketing and sale of their products and generate greater national brand recognition than we can. This intense competition and greater size and resources of some of our competitors could have a material adverse effect on the amount of net sales we generate and on our results of operations.

We could be negatively impacted if we fail to successfully integrate the businesses we acquire.

As part of our growth strategy, we have made certain acquisitions, domestically and internationally, including acquisitions of certain watch brands and acquisitions of independent distributors of our products. The integration of any future acquisitions may not be successful or generate sales increases. When we have acquired businesses, we have acquired businesses that we believe could enhance our business opportunities and our growth prospects. All acquisitions involve risks that could materially affect our business, financial condition and operating results. These risks include:

•                  distraction of management from our business operations;

•                  loss of key personnel and other employees;

•                  costs, delays, and inefficiencies associated with integrating acquired operations and personnel;

•                  the impairment of acquired assets and goodwill; and

•                  acquiring the contingent and other liabilities of the businesses we acquire.

In addition, acquired businesses may not provide us with increased business opportunities or result in the growth that we anticipate. Furthermore, integrating acquired operations is a complex, time-consuming and expensive process. Combining acquired operations with our current operations may result in lower overall operating margins, greater stock price volatility and quarterly earnings fluctuations. Cultural incompatibilities, career uncertainties and other factors associated with such acquisitions may also result in the loss of employees. Failure to acquire and successfully integrate complementary practices, or failure to achieve the business synergies or other anticipated benefits, could materially adversely affect our business, financial condition and results of operations.

We face competition from traditional competitors as well as new competitors in the wearable technology category.

There is intense competition in each of the businesses in which we compete. In all of our businesses, we compete with numerous manufacturers, importers and distributors who may have significantly greater financial, distribution, advertising and marketing resources than us. Our competitors include distributors that import watches, accessories and clothing from abroad, U.S. companies that have established foreign manufacturing relationships and companies that produce accessories and clothing domestically. In addition, we face new competition from technology companies that are launching smart watch products and other wearable technology. These new competitors have not historically competed with us, and many have significantly greater financial, distribution, advertising and marketing resources than us. The impact of the introduction of smart watch products and other wearable technology on sales of our traditional product lines, and watches in particular, is currently unknown, but could be materially adverse. Our results of operations and market position may be adversely affected by our competitors and their competitive pressures in the watch, wearable technology, fashion accessory and clothing industries.

Any material disruption of our information systems could disrupt our business and reduce our sales.

We are increasingly dependent on information systems to operate our websites, process transactions, manage inventory, monitor sales and purchase, sell and ship goods on a timely basis. We also utilize SAP ERP in our U.S. operations and throughout most of our European operations to support our human resources, sales and distribution, inventory planning, retail merchandising and operational and financial reporting systems of our business, and Navision in our Asian operations to support many of the same functions on a local country level. We may experience operational problems with our information systems as a result of system failures, viruses, computer “hackers” or other causes. Any material disruption or slowdown of our systems could cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of merchandise to our stores and customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline. Moreover, the failure to maintain, or a disruption in, financial and management control systems could have a material adverse effect on our ability to respond to trends in our target markets, market our products and meet our customers’ requirements.

In addition, we have e-commerce and other websites in the U.S. and internationally. In addition to changing consumer preferences and buying trends relating to Internet usage, we are vulnerable to certain additional risks and uncertainties associated with the Internet, including changes in required technology interfaces, website downtime and other technical failures, security breaches, and consumer privacy concerns. Our failure to successfully respond to these risks and uncertainties could reduce Internet sales, increase costs and damage the reputation of our brands.

Changes in the mix of product sales demand could negatively impact our gross profit margins.

Our gross profit margins are impacted by our sales mix. Sales from our retail and e-commerce businesses and international and licensed watch businesses generally provide gross margins in excess of our historical consolidated gross profit margin, while accessory products generally provide gross profit margins below our historical consolidated gross profit margin. If future sales from our retail and e-commerce businesses and international and licensed watch businesses do not increase at a faster rate than our accessory business, our gross profit margins may grow at a slower pace, cease to grow, or decrease relative to our historical consolidated gross profit margin. We also distribute private label products to the mass market channel at gross profit margins significantly lower than our historical consolidated gross profit margin. Future growth in this channel at rates in excess of our consolidated net sales growth rate could negatively impact our consolidated gross profit margins.

Our industry is subject to pricing pressures that may adversely impact our financial performance.

We assemble or source many of our products offshore because they generally cost less to make overseas, due primarily to lower labor costs. Many of our competitors also source their product requirements offshore to achieve lower costs, possibly in locations with lower costs than our offshore operations, and those competitors may use these cost savings to reduce prices. To remain competitive, we must adjust our prices from time to time in response to these industry-wide pricing pressures. Our financial performance may be negatively affected by these pricing pressures if we are forced to reduce our prices and we cannot reduce our production costs or our production costs increase and we cannot increase our prices.

The loss of our intellectual property rights may harm our business.

Our trademarks, patents and other intellectual property rights are important to our success and competitive position. We are devoted to the establishment and protection of our trademarks, patents and other intellectual property rights in those countries where we believe it is important to our ability to sell our products. However, we cannot be certain that the actions we have taken will result in enforceable rights, will be adequate to protect our products in every country where we may want to sell our products, will be adequate to prevent imitation of our products by others or will be adequate to prevent others from seeking to prevent sales of our products as a violation of the trademarks, patents or other intellectual property rights of others. Additionally, we rely on the patent, trademark and other intellectual property laws of the U.S. and other countries to protect our proprietary rights. Even if we are successful in obtaining appropriate trademark, patent and other intellectual property rights, we may be unable to prevent third parties from using our intellectual property without our authorization, particularly in those countries where the laws do not protect our proprietary rights as fully as in the U.S. Because we sell our products internationally and are dependent on foreign manufacturing in China, we are significantly dependent on foreign countries to protect our intellectual property rights. The use of our intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. Further, if it became necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly and we may not prevail. The failure to obtain or maintain trademark, patent or other intellectual property rights could materially harm our business.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling certain of our products.

We cannot be certain that our products do not and will not infringe upon the intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties by us or our customers in connection with their use of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Moreover, we may need to redesign or rename some of our products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling certain of our products.

An increase in product returns could negatively impact our operating results.

We accept limited returns and will request that a customer return a product if we feel the customer has an excess of any style that we have identified as being a poor performer for that customer or geographic location. We continually monitor returns and maintain a provision for estimated returns based upon historical experience and any specific issues identified. While returns have historically been within our expectations and the provisions established, future return rates may differ from those experienced in the past. In the event that our products are performing poorly in the retail market and/or we experience product damages or defects at a rate significantly higher than our historical rate, the resulting credit returns could have an adverse impact on our operating results for the period or periods in which such returns occur.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

We are subject to the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002. These provisions provide for the identification of material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the Company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us, result in higher borrowing costs and affect how our stock trades. This could in turn negatively affect our ability to access public debt or equity markets for capital.

Risk Factors Relating to Our International Operations

Factors affecting international commerce and our international operations may seriously harm our financial condition.

During fiscal 2014, we generated 54.7% of our net sales from outside of the U.S., and we anticipate that revenue from our international operations could account for an increasingly larger portion of our net sales in the future. Our international operations are directly related to, and dependent on, the volume of international trade and foreign market conditions. International commerce and our international operations are subject to many risks, some of which are discussed in more detail below, including:

•                  recessions in foreign economies;

•                  the adoption and expansion of trade restrictions;

•                  limitations on repatriation of earnings;

•                  difficulties in protecting our intellectual property or enforcing our intellectual property rights under the laws of other countries;

•                  longer receivables collection periods and greater difficulty in collecting accounts receivable;

•                  difficulties in managing foreign operations;

•                  social, political and economic instability;

•                  unexpected changes in regulatory requirements;

•                  our ability to finance foreign operations;

•                  tariffs and other trade barriers; and

•                  U.S. government licensing requirements for exports.

The occurrence or consequences of any of these risks may restrict our ability to operate in the affected regions and decrease the profitability of our international operations, which may seriously harm our financial condition.

Foreign currency fluctuations could adversely impact our financial condition.

We generally purchase our products in U.S. dollars. However, we source a significant amount of our products overseas and, as such, the cost of these products may be affected by changes in the value of the currencies of these countries, including the Australian dollar, British pound, Canadian dollar, Chilean peso, Chinese yuan, Danish krone, euro, Hong Kong dollar, Indian rupee, Japanese yen, Korean won, Malaysian ringgit, Mexican peso, Norwegian kroner, Singapore dollar, Swedish krona, Swiss franc and Taiwanese dollar. Due to our dependence on manufacturing operations in China, changes in the value of the Chinese yuan may have a material impact on our supply channels and manufacturing costs, including component and assembly costs.

In addition, changes in currency exchange rates also affect the prices at which we sell products in foreign markets. For fiscal years 2014, 2013 and 2012, 54.7%, 53.2% and 52.6% of our consolidated net sales were generated outside of the U.S., In general, our overall financial results are affected positively by a weaker U.S. dollar and are affected negatively by a stronger U.S. dollar as compared to the foreign currencies in which we conduct our business. For example, due to a generally stronger U.S. dollar in fiscal year 2014, the translation of foreign based net sales into U.S. dollars reduced our reported net sales by approximately $17.1 million. If the value of the U.S. dollar remains at its current levels or strengthens further against foreign currencies, particularly against the euro, British pound, Canadian dollar, Japanese yen, Australian dollar and Mexican peso, our financial condition and results of operations could be materially and adversely impacted. Although we utilize forward contracts to mitigate foreign currency risks (mostly relating to the euro, British pound, Japanese yen, Mexican peso, Canadian dollar and Australian dollar), if we are unsuccessful in mitigating these risks, foreign currency fluctuations may have a material adverse impact on our financial condition and results of operations.

The ongoing European economic problems and debt crisis could adversely impact our financial condition.

The European economic situation and debt crisis have contributed to instability in the global credit markets and have caused the value of the euro to fall 17% against the U.S. dollar since July 1, 2014 and may cause the value of the euro to deteriorate further in the future. During fiscal 2014, we generated 34.1% of our consolidated net sales from our Europe segment. If global economic and market conditions, or economic conditions in Europe become uncertain or deteriorate, the value of the euro could decline. The general financial instability in the stressed European countries could have a contagion effect on the region and contribute to the general instability and uncertainty in the European Union. If this were to occur or if the value of the euro were to weaken against the U.S. dollar, our financial condition and results of operations could be materially and adversely impacted.

We depend on independent distributors to sell our products in certain international markets.

Our products are sold in certain international markets through independent distributors. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as a substantial disruption in, and a resulting loss of, sales and profits.

Because we depend on foreign manufacturing, we are vulnerable to changes in economic and social conditions in Asia, particularly China, and disruptions in international travel and shipping.

Because a substantial portion of our watches and jewelry and certain of our handbags, sunglasses and other products are assembled or manufactured in China, our success will depend to a significant extent upon future economic and social conditions existing in China. If the factories in China were disrupted for any reason, we would need to arrange for the manufacture and shipment of products by alternative sources. Because the establishment of new manufacturing relationships involves numerous uncertainties, including those relating to payment terms, costs of manufacturing, adequacy of manufacturing capacity, quality control and timeliness of delivery, we are unable to predict whether such new relationships would be on terms that we regard as satisfactory. Any significant disruption in our relationships with our manufacturing sources located in China would have a material adverse effect on our ability to manufacture and distribute our products. In addition, restrictions on travel to and from this and other regions, similar to those imposed during the outbreak of Severe Acute Respiratory Syndrome in 2003, commonly known as SARS, and any delays or cancellations of customer orders or the manufacture or shipment of our products could have a material adverse effect on our ability to meet customer deadlines and timely distribute our products in order to match consumer tastes.

Risks associated with foreign government regulations and U.S. trade policy may affect our foreign operations and sourcing.

Our businesses are subject to risks generally associated with doing business abroad, such as foreign governmental regulation in the countries in which our manufacturing sources are located, primarily China. While we have not experienced any material issues with foreign governmental regulations that would impact our arrangements with our foreign manufacturing sources, we believe that this issue is of particular concern with regard to China due to the less mature nature of the Chinese market economy and the historical involvement of the Chinese government in industry. If regulations were to render the conduct of business in a particular country undesirable or impracticable, or if our current foreign manufacturing sources were for any other reason to cease doing business with us, such a development could have a material adverse effect on our product sales and on our supply, manufacturing and distribution channels.

Our business is also subject to risks associated with U.S. and foreign legislation and regulations relating to imports, including quotas, duties, tariffs or taxes, and other charges or restrictions on imports, which could adversely affect our operations and our ability to import products at current or increased levels. We cannot predict whether additional U.S. and foreign customs quotas, duties (including antidumping or countervailing duties), tariffs, taxes or other charges or restrictions, requirements as to where raw materials must be purchased, additional workplace regulations or other restrictions on our imports will be imposed upon the importation of our products in the future or adversely modified, or what effect such actions would have on our costs of operations. For example, our products imported to the U.S. are subject to U.S. customs duties and, in the ordinary course of our business, we may from time to time be subject to claims by the U.S. Customs Service for duties and other charges. Factors that may influence the modification or imposition of these restrictions include the determination by the U.S. Trade Representative that a country has denied adequate intellectual property rights or fair and equitable market access to U.S. firms that rely on intellectual property, trade disputes between the U.S. and a country that leads to withdrawal of “most favored nation” status for that country and economic and political changes within a country that are viewed unfavorably by the U.S. government. Future quotas, duties or tariffs may have a material adverse effect on our business, financial condition and results of operations. Future trade agreements could also provide our competitors with an advantage over us, or increase our costs, either of which could have a material adverse effect on our business, financial condition and results of operations and financial condition. Substantially all of our import operations are subject to:

•                  quotas imposed by bilateral textile agreements between the countries where our clothing-producing facilities are located and foreign countries; and

•                  customs duties imposed by the governments where our apparel-producing facilities are located on imported products, including raw materials.

Our apparel business is also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization, referred to as the WTO. Generally, such trade agreements benefit our apparel business by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country. However, trade agreements can also impose requirements that negatively impact our apparel business, such as limiting the countries from which we can purchase raw materials and setting quotas on products that may be imported into the U.S. from a particular country. In addition, the WTO may commence a new round of trade negotiations that liberalize textile trade. This increased competition could have a material adverse effect on our business, results of operations and financial condition.

Risk Factors Relating to Our Common Stock

Many factors may cause our net sales, operating results and cash flows to fluctuate and possibly decline, which may result in declines in our stock price.

Our net sales, operating results and cash flows may fluctuate significantly because of a number of factors, many of which are outside of our control. These factors may include, but may not be limited to, the following:

•                  fluctuations in market demand for our products;

•                  increased competition and pricing pressures;

•                  our ability to anticipate changing customer demands and preferences;

•                  our failure to efficiently manage our inventory levels;

•                  our inability to manage and maintain our debt obligations;

•                  seasonality in our business;

•                  changes in our, and our competitors’, business strategy or pricing;

•                  the successful expansion of our Company-owned retail stores;

•                  the timing of certain selling, general and administrative expenses;

•                  completing acquisitions and the costs of integrating acquired operations;

•                  international currency fluctuations, operating challenges and trade regulations;

•                  acts of terrorism or acts of war; and

•                  government regulation.

One or more of the foregoing factors, as well as any other risk factors discussed in this Annual Report on Form 10-K, may cause our operating expenses to be unexpectedly high or result in a decrease in our net sales during any given period. If these or any other variables or unknowns were to cause a shortfall in revenues or earnings, an increase in our operating costs or otherwise cause a failure to meet public market expectations, our stock price may decline and our business could be adversely affected.

Our CEO owns approximately 12% of our outstanding common stock.

Mr. Kosta Kartsotis owns approximately 12% of our common stock as of January 3, 2015. As a result, he is in a position to influence the outcome of elections of our directors, the adoption, amendment or repeal of our bylaws and any other actions requiring the vote or consent of our stockholders, and to otherwise influence our affairs.

Because the interests of Mr. Kartsotis may not coincide with the interests of other stockholders, Mr. Kartsotis may influence the Company to enter into transactions or agreements that other stockholders would not approve or make decisions with which other stockholders may disagree.

Our organizational documents contain anti-takeover provisions that could discourage a proposal for a takeover.

Our certificate of incorporation and bylaws, as well as the General Corporation Law of the State of Delaware, contain provisions that may have the effect of discouraging a proposal for a takeover. These include a provision in our certificate of incorporation authorizing the issuance of “blank check” preferred stock and provisions in our bylaws establishing advance notice procedures with respect to certain stockholder proposals. Our bylaws may be amended by a vote of 80% of the Board of Directors, subject to repeal by a vote of 80% of the stockholders. In addition, Delaware law limits the ability of a Delaware corporation to engage in certain business combinations with interested stockholders. Finally, Mr. Kartsotis has the ability, by virtue of his stock ownership, to influence a vote regarding a change in control.

Future sales of our common stock in the public market could adversely affect our stock price.

The shares of our common stock beneficially owned by Mr. Kartsotis may be sold in the open market in the future, subject to any volume restrictions and other limitations under the Securities Act of 1933 and Rule 144 thereunder. We may also decide to file a registration statement enabling Mr. Kartsotis to sell additional shares. Any sales by Mr. Kartsotis of substantial amounts of our common stock in the open market, or the availability of his shares for sale, could adversely affect the price of our common stock. The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that those sales could occur. These sales or the possibility that they may occur also could make it more difficult for us to raise funds in any equity offering in the future at a time and price that we deem appropriate.